News Release
Amkor Closes Offering of 9.25% Senior Notes Due 2016 and
Associated Tender Offer for 9.25% Senior Notes due 2008;

Also Closes Offering of 2.50% Convertible Senior Subordinated Notes Due 2011
CHANDLER, Ariz. — May 31, 2006 — Amkor Technology, Inc. (Nasdaq: AMKR) today announced that it has closed an offering of $400 million aggregate principal amount of its 9.25% senior notes due 2016 (the “Senior Notes”) together with the associated cash tender offer, dated April 28, 2006 (as supplemented) for its 9.25% senior notes due 2008. As of midnight on May 25, 2006, the expiration date for the tender offer, approximately $352 million aggregate principal amount of Amkor’s 9.25% Senior Notes due 2008 had been tendered, all of which were accepted for payment by Amkor.
Net proceeds of $382 million from the offering of Senior Notes were used to purchase notes that were tendered pursuant to the tender offer, and to pay the related tender premium, accrued and unpaid interest, early tender payment and related fees and expenses. The remaining net proceeds of approximately $11 million will be used to pay other debt obligations and for working capital and general corporate purposes.
Amkor also announced that it has closed an offering of $190 million aggregate principal amount of its 2.50% convertible senior subordinated notes due 2011 (the “Convertible Notes”). Amkor intends to use the net proceeds from the offering of Convertible Notes to redeem, repurchase or otherwise retire a portion (or, if the underwriter exercises its option to purchase additional notes in full, all) of the $200 million aggregate principal amount outstanding of Amkor’s 10.5% senior subordinated notes due 2009 (together with the payment of the related premium, accrued and unpaid interest to and including the redemption date and related fees and expenses). Amkor intends to use any remaining net proceeds from the offering of the Convertible Notes to pay its other debt obligations and for working capital and general corporate purposes.
The Convertible Notes are convertible at any time by the holders thereof into shares of Amkor’s common stock at an initial conversion rate of 68.5589 shares of common stock per $1,000 principal amount of Convertible Notes (which represents an initial conversion price of $14.59 per share), subject to adjustment. As previously announced, Amkor has granted the underwriter, Citigroup Global Markets Inc., an option to purchase up to an additional $28.5 million aggregate principal amount of Convertible Notes, which is exercisable on or prior to June 9, 2006.
“Our repurchase of $352 million in senior notes due 2008, coupled with the scheduled retirement of our outstanding $132 million of convertible notes at maturity on June 1, 2006, marks progress in addressing our intermediate term debt maturities,” said Ken Joyce, Amkor’s chief financial officer. “In connection with the retirement of a portion of the 9.25% senior notes due 2008 in the tender offer, we expect to record a charge, with no net tax effect, of approximately $23 million, or $0.11 per diluted share, in the second quarter of 2006.”
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About Amkor
Amkor Technology, Inc. (Nasdaq: AMKR) is a leading provider of advanced semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.
Contact:
     Jeffrey Luth
     VP Corporate Communications
     Amkor Technology, Inc.
     480-821-5000 ext. 5130
     jluth@amkor.com